Exhibit 99

Snap-on Announces First Quarter 2008 Results

Reports EPS from continuing operations of $0.97 compared to $0.64 last year; Completes acquisition of 60% interest in Chinese hand tool manufacturer

KENOSHA, Wis.--(BUSINESS WIRE)--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users, today announced operating results for the first quarter of 2008.

“Snap-on’s first quarter results clearly reinforce the strategic importance of our global scope and customer diversification initiatives, particularly in light of the more challenging economic environment in the United States,” said Nick Pinchuk, Snap-on’s president and chief executive officer. “Our broad and expansive product portfolio and global customer base, combined with the essential nature of the productivity solutions we provide to professional users, has us well-positioned to achieve a strong and sustainable platform for profitable growth. Our associates continue to make progress in executing our strategies to extend our brands to new customers, improve our global supply chain, strengthen customer service and reduce overall complexity and cost, and I thank them for their ongoing efforts and support. In that regard, I also want to thank our franchisees for their loyalty and their contributions in building a stronger Snap-on.”

Highlights of Snap-on’s first quarter 2008 operating results are as follows:

  Net sales increased $15.9 million over prior year to $721.6 million, including $33.2 million from currency translation as a result of the company’s continued geographic diversification initiatives; 44% of first quarter sales came from outside the United States. Higher sales of tools to industrial customers, increased sales of diagnostics and information products, and continued sales growth in emerging markets were more than offset by $19.5 million of lower sales from the timing of OEM essential tool and facilitation programs and by lower North American franchise sales.
  Operating earnings of $93.2 million increased $24.5 million, or 35.7%, over prior year primarily due to $9.1 million of increased financial services income, $3.6 million of lower restructuring costs, and continued operating margin improvement; currency translation contributed $3.0 million of the increase. As a percent of revenues, operating earnings improved to 12.5% in 2008 from 9.6% in 2007.
  Net earnings from continuing operations of $56.6 million, or $0.97 per diluted share, compared with $38.0 million, or $0.64 per diluted share, in 2007.
  Snap-on expects full year 2008 sales and earnings to exceed 2007 levels.

Commercial & Industrial Group segment sales of $356.7 million were up $34.9 million from prior-year levels including $24.0 million of currency translation, higher sales of tools to industrial customers, continued strong sales growth in emerging markets and increased sales of power tools. These increases were partially offset by lower sales of BAHCO™ professional tools in southern Europe.

Operating earnings of $38.2 million increased $10.1 million, or 35.9%, from prior year primarily due to the higher sales, improved pricing and continued benefits from Rapid Continuous Improvement (RCI) and other cost reduction initiatives, which more than offset higher production and material costs and $2.4 million of increased spending to further expand the company’s sales and manufacturing presence in emerging growth markets and lower-cost regions. The operating earnings increase also reflects $3.9 million of lower restructuring costs and $1.6 million of currency translation. As a percentage of sales, operating earnings in the quarter improved to 10.7% as compared with 8.7% a year ago.

“We are also very pleased to announce that Snap-on recently completed the acquisition of a 60% interest in Zhejiang Wanda Tools Co., Ltd., a hot-forged hand tool manufacturer in China,” said Pinchuk. “This strategic joint venture builds on Snap-on’s current presence in the region and complements the company’s existing production capabilities in Kunshan, China. Our majority ownership of Wanda Tools, our first hand tool manufacturing facility in China, is expected to be a key contributor to our future state and is another important step in extending Snap-on’s manufacturing capability and market coverage in emerging markets around the world.”

Snap-on Tools Group segment sales of $289.3 million increased slightly from prior-year levels as the impacts of $7.5 million of currency translation and continued higher sales in the company’s international franchise operations were largely offset by a decline in North American franchise sales. In the United States, sales declined 3.1% primarily due to the initial van fill associated with the first quarter 2007 introduction of the company’s new mid-tier product line and lower sales of higher-priced tool storage and equipment products.

Operating earnings of $34.4 million increased $5.1 million, or 17.4%, from prior year as the impact of lower organic (excluding currency) sales was more than offset by cost reduction benefits from RCI initiatives and lower franchisee termination costs. Operating earnings in 2008 also benefited from $2.1 million of lower LIFO-related inventory costs and $1.4 million of currency translation. As a percentage of sales, operating earnings in the quarter improved to 11.9% as compared with 10.2% a year ago.

Diagnostics & Information Group segment sales of $155.0 million were down $8.8 million from prior-year levels. Higher sales of diagnostics and Mitchell1™ information products and $2.7 million of currency translation were more than offset by $19.5 million of lower OEM sales. The lower OEM sales primarily resulted from the first quarter 2007 rollout of a major essential tool program in North America and the continued impact of the wind down of a facilitation program in Europe.

Operating earnings of $20.4 million were down slightly from prior-year levels as benefits from RCI initiatives and an improved sales mix of higher-margin diagnostics and information products largely offset the sales decline in the OEM business. As a percentage of sales, operating earnings in the quarter improved to 13.2% as compared with 12.6% a year ago.

Financial Services operating income was $12.8 million on $25.4 million of revenue, as compared with $3.7 million of operating income on $13.4 million of revenue a year ago, primarily due to higher net yields as a result of lower market discount rates.

Outlook

Snap-on expects to continue investing in its strategic growth initiatives aimed at expanding value provided to its traditional customers, penetrating new and adjacent segments, and extending its presence in the emerging markets of Asia/Pacific and Eastern Europe.

As previously communicated, Snap-on expects that its full year 2008 sales and operating earnings will exceed 2007 levels. Snap-on incurred $4.6 million of exit and disposal costs in the first quarter of 2008 and continues to expect full year 2008 restructuring costs to be in a range of $15 million to $20 million. Snap-on anticipates that its full year effective income tax rate on earnings before minority interests and equity earnings will approximate 33.4% in 2008.

Conference Call and Webcast April 22, 2008, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Tuesday, April 22, 2008, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit www.snapon.com, click on Snap-on Corporate and then click on the link for the webcast. Additional detail about Snap-on is also available on the Snap-on Web site.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as customers in industry, government, agriculture, aviation and natural resources. Products and services are sold through the company’s franchisee, company-direct, distributor and Internet channels. Founded in 1920, Snap-on is a $2.8 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release contains statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended December 29, 2007, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com.

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(unaudited)

	Three Months Ended
	March 29,	March 31,
	2008	2007

Net sales	$ 721.6	$ 705.7
Cost of goods sold	(395.7)	(395.8)
Gross profit	325.9	309.9

Financial services revenue	25.4	13.4
Financial services expenses	(12.6)	(9.7)
Operating income from financial services	12.8	3.7

Operating expenses	(245.5)	(244.9)
Operating earnings	93.2	68.7

Interest expense	(9.5)	(11.3)
Other income (expense) - net	1.0	0.1
Earnings before income taxes, minority interests
and equity earnings (loss)	84.7	57.5
Income tax expense	(28.3)	(19.5)
Earnings before minority interests and equity
earnings (loss)	56.4	38.0
Minority interests and equity earnings (loss), net of tax	0.2	-
Net earnings from continuing operations	56.6	38.0
Discontinued operations, net of tax	-	1.0
Net earnings	$ 56.6	$ 39.0

Basic earnings per common share:
Earnings from continuing operations	$ 0.98	$ 0.65
Earnings from discontinued operations	-	0.02
Net earnings per share	$ 0.98	$ 0.67

Diluted earnings per common share:
Earnings from continuing operations	$ 0.97	$ 0.64
Earnings from discontinued operations	-	0.02
Net earnings per share	$ 0.97	$ 0.66

Weighted-average shares outstanding:
Basic	57.5	58.2
Effect of dilutive options	0.7	0.8
Diluted	58.2	59.0

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(unaudited)

	Three Months Ended
	March 29,	March 31,
	2008	2007

Net sales:
Commercial & Industrial Group	$ 356.7	$ 321.8
Snap-on Tools Group	289.3	288.5
Diagnostics & Information Group	155.0	163.8
Segment net sales	801.0	774.1
Intersegment eliminations	(79.4)	(68.4)
Total net sales	$ 721.6	$ 705.7

Financial Services revenue	25.4	13.4
Total revenues	$ 747.0	$ 719.1

Operating earnings:
Commercial & Industrial Group	$ 38.2	$ 28.1
Snap-on Tools Group	34.4	29.3
Diagnostics & Information Group	20.4	20.6
Financial Services	12.8	3.7
Segment operating earnings	105.8	81.7
Corporate	(12.6)	(13.0)
Operating earnings	$ 93.2	$ 68.7

Interest expense	(9.5)	(11.3)
Other income (expense) - net	1.0	0.1
Earnings before income taxes, minority interests
and equity earnings (loss)	$ 84.7	$ 57.5

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(unaudited)

	March 29,	December 29,
	2008	2007

Assets
Cash and cash equivalents	$ 114.3	$ 93.0
Accounts receivable - net of allowances	620.3	586.9
Inventories	351.7	322.4
Deferred income tax assets	80.6	87.0
Prepaid expenses and other assets	98.0	98.1
Total current assets	1,264.9	1,187.4

Property and equipment - net	328.5	304.8
Deferred income tax assets	19.5	22.0
Goodwill	855.3	818.8
Other intangibles - net	241.6	234.8
Pension assets	57.4	57.0
Other assets	143.1	140.3
Total Assets	$ 2,910.3	$ 2,765.1

Liabilities and Shareholders' Equity
Accounts payable	$ 197.1	$ 171.6
Notes payable and current maturities of long-term debt	20.5	15.9
Accrued benefits	43.7	41.3
Accrued compensation	71.5	95.6
Franchisee deposits	49.8	51.0
Deferred subscription revenue	25.5	25.9
Income taxes	27.4	25.5
Other accrued liabilities	219.6	212.4
Total current liabilities	655.1	639.2

Long-term debt	502.7	502.0
Deferred income tax liabilities	98.4	91.2
Retiree health care benefits	52.7	53.8
Pension liabilities	89.8	85.3
Other long-term liabilities	124.7	113.5
Total Liabilities	1,523.4	1,485.0

Shareholders' Equity
Common stock	67.2	67.1
Additional paid-in capital	139.4	137.9
Retained earnings	1,335.8	1,296.7
Accumulated other comprehensive income (loss)	214.9	142.8
Treasury stock at cost	(370.4)	(364.4)
Total Shareholders' Equity	1,386.9	1,280.1
Total Liabilities and Shareholders' Equity	$ 2,910.3	$ 2,765.1

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flow
(Amounts in millions)
(unaudited)

	Three Months Ended
	March 29,	March 31,
	2008	2007

Operating activities
Net earnings	$ 56.6	$ 39.0
Adjustments to reconcile net earnings to net cash
provided (used) by operating activities:
Depreciation	12.0	12.1
Amortization of other intangibles	5.7	4.4
Stock-based compensation expense	3.7	3.9
Excess tax benefits from stock-based compensation	(2.8)	(2.2)
Deferred income tax provision (benefit)	15.3	(3.2)
Gain on sale of assets	(0.2)	(0.1)
Changes in operating assets and liabilities, net of effects of acquisition:
(Increase) decrease in receivables	(14.1)	(5.5)
(Increase) decrease in inventories	(11.2)	(3.0)
(Increase) decrease in prepaid and other assets	13.1	(15.9)
Increase (decrease) in accounts payable	19.9	12.5
Increase (decrease) in accruals and other liabilities	(23.6)	(15.0)
Net cash provided by operating activities	74.4	27.0

Investing activities
Capital expenditures	(15.4)	(13.3)
Acquisition of business – net of cash acquired	(13.4)	-
Proceeds from disposal of property and equipment	0.9	1.9
Other	(0.8)	-
Net cash used in investing activities	(28.7)	(11.4)

Financing activities
Net proceeds from issuance of long-term debt	-	298.5
Net decrease in short-term borrowings	(2.0)	(285.5)
Purchase of treasury stock	(20.8)	(31.2)
Proceeds from stock purchase and option plans	11.2	13.8
Cash dividends paid	(17.5)	(15.9)
Excess tax benefits from stock-based compensation	2.8	2.2
Other	(0.2)	-
Net cash used in financing activities	(26.5)	(18.1)

Effect of exchange rate changes on cash and cash equivalents	2.1	0.4
Increase (decrease) in cash and cash equivalents	21.3	(2.1)

Cash and cash equivalents at beginning of year	93.0	63.4
Cash and cash equivalents at end of period	$ 114.3	$ 61.3

Supplemental cash flow disclosures
Cash paid for interest	$ (14.8)	$ (10.3)
Net cash refunded (paid) for income taxes	(9.8)	3.4

CONTACT:
Snap-on Incorporated
Investors:
Martin M. Ellen
262/656-6462
or
Media:
Richard Secor
262/656-5561